                               FLEMING COMPANIES, INC.

                           CORPORATE OFFICER INCENTIVE PLAN


                              (Adopted January 19, 1999)

                               FLEMING COMPANIES, INC.
                           CORPORATE OFFICER INCENTIVE PLAN

                                  TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ARTICLE I      Name and Purpose of Plan. . . . . . . . . . . . .               1

               1.1    Name of Plan . . . . . . . . . . . . . . .               1
               1.2    Purpose. . . . . . . . . . . . . . . . . .               1

ARTICLE II     Definitions and Construction. . . . . . . . . . .               1

               2.1    Definitions. . . . . . . . . . . . . . . .               1
               2.2    Construction . . . . . . . . . . . . . . .               4

ARTICLE III    Participation . . . . . . . . . . . . . . . . . .               4

               3.1    Selection for Participation. . . . . . . .               4
               3.2    Relationship to Change of
                      Control Agreements . . . . . . . . . . . .               4

ARTICLE IV     Determination of Awards . . . . . . . . . . . . .               4

               4.1    Determination. . . . . . . . . . . . . . .               4
               4.2    Committee to Establish Targets . . . . . .               5

ARTICLE V      Payment of Awards . . . . . . . . . . . . . . . .               5

               5.1    Date of Payment of Awards. . . . . . . . .               5
               5.2    Certain Terminations of
                      Employment . . . . . . . . . . . . . . . .               5
               5.3    Forfeiture, Reduction and
                      Elimination of Awards. . . . . . . . . . .               5
               5.4    Awards Exceeding IRS Limits. . . . . . . .               6

ARTICLE VI     General Benefit Provisions. . . . . . . . . . . .               6

               6.1    No Trust . . . . . . . . . . . . . . . . .               6
               6.2    Withholding for Income and
                      Employment Taxes . . . . . . . . . . . . .               6

               6.3    No Interest on Awards. . . . . . . . . . .               6
               6.4    Payments by the Company or
                      Subsidiary . . . . . . . . . . . . . . . .               7
               6.5    Payment in Event of Death. . . . . . . . .               7
               6.6    Restriction on Alienation
                      of Awards. . . . . . . . . . . . . . . . .               7
               6.7    Expenses . . . . . . . . . . . . . . . . .               7
               6.8    No Prior Right or Offer. . . . . . . . . .               7
               6.9    No Continued Employment. . . . . . . . . .               7
               6.10   No Vested Rights . . . . . . . . . . . . .               7
               6.11   No Part of Other Benefits. . . . . . . . .               7
               6.12   Other Plans. . . . . . . . . . . . . . . .               8

ARTICLE VII    Provisions Relating to Participants . . . . . . .               8

               7.1    Information Required of
                      Participants . . . . . . . . . . . . . . .               8
               7.2    Benefits Payable to Incompetents . . . . .               8

ARTICLE VIII   Administration. . . . . . . . . . . . . . . . . .               8

               8.1    The Committee Shall Administer
                      the Plan . . . . . . . . . . . . . . . . .               8
               8.2    Claims Procedure . . . . . . . . . . . . .               8
               8.3    Review Procedure . . . . . . . . . . . . .               9
               8.4    Records and Reports. . . . . . . . . . . .               9
               8.5    Rules and Decisions. . . . . . . . . . . .               9

ARTICLE IX     Amendment and Termination . . . . . . . . . . . .               9

               9.1    Right to Amend Plan. . . . . . . . . . . .               9
               9.2    Right to Terminate Plan. . . . . . . . . .               9

ARTICLE X      Miscellaneous Provisions. . . . . . . . . . . . .              10

               10.1   Articles and Section Titles
                      and Headings . . . . . . . . . . . . . . .              10
               10.2   Laws of Oklahoma to Govern . . . . . . . .              10
               10.3   Effective Date of Plan;
                      Shareholder Approval . . . . . . . . . . .              10


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

                               FLEMING COMPANIES, INC.
                           CORPORATE OFFICER INCENTIVE PLAN


          FLEMING COMPANIES, INC., an Oklahoma corporation, hereby adopts the Fleming Companies, Inc. Corporate Officer Incentive Plan upon the following terms and conditions:


                                      ARTICLE I

                               NAME AND PURPOSE OF PLAN

          1.1 NAME OF PLAN. This Plan shall be hereafter known as the FLEMING COMPANIES, INC. CORPORATE OFFICER INCENTIVE PLAN.

          1.2 PURPOSE. The purpose of the Plan is to provide the Key Associates who are selected to be Participants under the Plan an incentive to motivate and financially reward such individuals by providing the opportunity to earn a bonus if certain Targets are met. The general objective of the Plan is to establish intense focus upon those performance criteria which are most critical to the Company's success in 1999 and thereafter. Certain primary goals of the Plan are to (i) attain substantial improvement in Sales, (ii) improve Earnings, (iii) provide a concrete and understandable linkage between performance, rewards and share value creation for the Company's stockholders, and (iv) encourage team work. The Plan is not an "employee benefit plan" under the Employee Retirement Security Act of 1974, as amended.

                                      ARTICLE II

                             DEFINITIONS AND CONSTRUCTION

          2.1 DEFINITIONS. Where the following capitalized words and phrases appear in this instrument, they shall have the respective meanings set forth below unless a different context is clearly expressed herein.

                 (a) ANNIVERSARY DATE: The words "Anniversary Date" shall mean the last Saturday of December which is end of each Year of the Company.

                 (b) AWARD: The word "Award" shall mean, with respect to any Participant, the amount of bonus calculated in accordance with Section 4.1 hereof.

                 (c) BENEFICIARY: The word "Beneficiary" shall mean that person designated by the Participant pursuant to Section 6.5 hereof.

                 (d) BASE SALARY: The words "Base Salary" shall mean the Participant's base salary as determined by the Committee for each Year of the Plan adjusted for salary merit increases or any salary decreases occurring during such Year.

                 (e) BOARD: The word "Board" shall mean the Board of Directors of the Company.

                 (f) CODE: The word "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                 (g) COMMITTEE: The word "Committee" shall mean the Compensation and Organization Committee appointed by the Board which in accordance with Article VIII herein will administer the Plan.

                 (h) COMPANY: The word "Company" shall mean Fleming Companies, Inc., or its successor.

                 (i) DISABILITY: The word "Disability" shall have the meaning set forth in the Company's Long Term Disability Plan.

                 (j) EARNINGS: The word "Earnings" shall mean, for the Year of determination of an Award, the consolidated gross revenues of the Company (excluding Extraordinary Revenue Items) computed in accordance with GAAP, consistently applied, from which shall be deducted an amount for such period equal to the aggregate of all consolidated expenses and other charges for such period (excluding Extraordinary Charge Items) and income taxes for such period computed in accordance with GAAP, consistently applied.

                 (k) EARNINGS PER SHARE: The words "Earnings Per Share" shall mean, for the Year of determination of an Award, Earnings divided by the weighted average shares outstanding for a fully diluted earnings per share calculation as determined in accordance with GAAP consistently applied.

                 (l) EFFECTIVE DATE: The words "Effective Date" shall mean December 27, 1998.

                 (m) EMPLOYER: The word "Employer" shall mean the Company or any Subsidiary.

                 (n) EXTRAORDINARY CHARGE ITEMS: The words "Extraordinary Charge Items" shall mean for the Year of determination of an Award: (i) expense items and other charges as determined extraordinary in accordance with GAAP, consistently applied, as shall appear on the consolidated earnings statements of the Company for such Year; and (ii) expense items and other charges the Committee considers non-operating and by nature unusual or infrequent.

                 (o) EXTRAORDINARY REVENUE ITEMS: The words "Extraordinary Revenue Items" shall mean for the Year of determination of an Award: (i) revenue items determined as extraordinary in accordance with GAAP, consistently applied, as shall appear on the consolidated earnings statements of the Company, and (ii) revenue items the Committee considers non-operating and by nature unusual or infrequent.

                 (p) GAAP: "GAAP" shall mean Generally Accepted Accounting Principles.

                 (q) KEY ASSOCIATE: The words "Key Associate" shall mean any full time employee of the Company or a Subsidiary who holds the position of Chairman, Chief Executive Officer, President, Executive Vice President, Senior Vice President or Vice President or any other associate who is an officer of the Company or a Subsidiary and who is selected for participation in the Plan.

                 (r) PARTICIPANT: The word "Participant" shall mean a Key Associate who has been selected for participation in the Plan by the Committee.

                 (s) PLAN: The word "Plan" shall mean the "Fleming Companies, Inc. Corporate Officer Incentive Plan" as set forth in this instrument, and as hereafter amended from time to time.

                 (t) RETIREMENT: The word "Retirement" means the date that a Participant terminates employment in accordance with the Company's retirement policy after (i) attaining the age of at least 55 years and (ii) earning at least 10 years of employment service. Years of employment service will be determined by the Committee in their sole discretion on a reasonable and consistent basis for all Participants.

                 (u) SALES: The word "Sales" shall mean for the Year of determination of an Award (i) MINUS (ii) where (i) is consolidated net sales of the Company as determined in accordance with GAAP consistently applied and (ii) is the sum of amounts included in (i) that represent bill-through sales, selected drop ship sales, selected direct store delivery sales, fees charged customers, transportation related fees and revenues, and miscellaneous revenues and income.

                 (v) SUBSIDIARY: The word "Subsidiary" shall mean any corporation consolidated with Company under GAAP.

                 (w) TARGETS: The word "Targets" shall mean those performance goals established each Year by the Committee which require predetermined levels of Earnings Per Share, Sales and Earnings be met before an Award will be earned and payable. Targets for Sales and Earnings will consist of a threshold Target, middle Target and maximum Target.

                 (x) YEAR: The word "Year" shall mean the fiscal year of the Company.

          2.2 CONSTRUCTION. The masculine gender, wherever appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. Any word appearing herein in the plural shall include the singular, where appropriate, and likewise the singular shall include the plural, unless the context clearly indicates to the contrary.


                                     ARTICLE III

                                    PARTICIPATION

          3.1 SELECTION FOR PARTICIPATION. A Key Associate must be selected by the Committee to be a Participant based on criteria determined by the Committee, which may include the Key Associate's overall job level and his ability to impact financial results of the Company or any Subsidiary. The Committee may add or remove Key Associates from the group of Participants at any time during each Year in its sole discretion.

          3.2 RELATIONSHIP TO CHANGE OF CONTROL AGREEMENTS. If a Participant is a party to an employment agreement with the Company which is effective upon a "change of control" as such term is defined in the agreement (the "Change of Control Agreement"), any provision of this Plan which would result in a loss or reduction of an Award shall be subject to and superseded by the applicable provisions of the Change of Control Agreement.


                                      ARTICLE IV

                               DETERMINATION OF AWARDS

          4.1    DETERMINATION.

                 (a) AWARD. For each Year, the Committee will determine the amount of each Participant's Award by selecting a designated percentage of the Participant's Base Salary which will be the amount which may be earned as an Award for such Year if the middle level Targets for the Year are met. The designated percentage of Base Salary may not be the same for each Participant. Awards will be determined by performance of the Company based on Earnings Per Share, Sales and Earnings. The Committee shall select the applicable Targets for each Year. Participants will have their Awards for each such Year based upon the same Targets.

                 (b) CALCULATION OF AWARD. For any Participant to be entitled to an Award, the Target level of Earnings Per Share for the applicable Year first must be attained or exceeded. Once the Target for Earnings Per Share for such Year has been achieved, then the

Award will be weighted based on Sales and Earnings, as such weighting is determined each Year by the Committee.

          4.2 COMMITTEE TO ESTABLISH TARGETS. The Committee in its sole and absolute discretion shall establish the Targets for each Year as well as any threshold level, middle level and maximum level within each Target. If the actual results for Sales or Earnings for a Year are between specified Target levels, the Committee shall interpolate the value of any Award on an arithmetic proportionate basis between such Targets. The determination of the Targets for one Year may or may not be applicable for any following Year. Further, it is the intent of the Company and the Committee that this Plan, the Awards and the Targets satisfy the requirements of Section 162(m) of the Code. Accordingly, the Committee will makes its determination as to the Targets and all other applicable provisions of the Plan as are necessary in order to attempt to have the Plan, the Awards and the Targets meet the requirements of Section 162(m) of the Code.


                                      ARTICLE V

                                  PAYMENT OF AWARDS

          5.1 DATE OF PAYMENT OF AWARDS. Payment of Awards shall be made, in cash, as soon as practicable following the Anniversary Date of the Year which relates to the Award.

          5.2 CERTAIN TERMINATIONS OF EMPLOYMENT. Subject to Section 5.3 of the Plan, if, prior to the end of the year for which he would have otherwise qualified for an Award, a Participant's employment with the Employer is terminated due to death, Disability, Retirement or elimination of his position with the Employer ("Approved Termination Events"), any Award which would otherwise have been paid for such Year assuming the Participant continued in the employ of the Employer for such Year, will be prorated based on the number of completed months of employment during the Year of the occurrence of the Approved Termination Event; and, payment will be made in accordance with the terms of this Plan.

          5.3 FORFEITURE, REDUCTION AND ELIMINATION OF AWARDS. Unless the Committee otherwise determines, if, prior to the end of the Year for which he would have otherwise qualified for an Award, a Participant's employment with the Company is terminated for any reason other than the occurrence of an Approved Termination Event, the Participant, his Beneficiary and any other person will forfeit any interest which the Participant had in the Award. The Committee has the right, in its sole and absolute discretion, to reduce or eliminate any Award to any Participant in the event the Committee determines that amounts to be paid under the Award are excessive or are not warranted. While the Committee has the right to eliminate or reduce any Award, the Committee does not have the right to increase any Award or change the Targets which have been set for a particular Year except to the extent any Award is increased because of the exclusion of any Extraordinary Charge Items as determined by the Committee.

          5.4 AWARDS EXCEEDING IRS LIMITS. The Committee has the right to determine if any Award (or portion thereof) exceeds the limit as established under Section 162(m) of the Code so if paid it would not be deductible to the Company for federal income tax purposes (the "Excess Amount"). If the Committee makes this determination, the Committee may determine that such Excess Amount shall be paid to the affected Participant (i) as provided under this Plan, (ii) in a Year during which payment of such Excess Amount to the Participant would not result in the payment of an Excess Amount, or (iii) as rapidly as possible following the termination of employment of such Participant but made in a manner which does not result in an Excess Amount being paid. The Committee may or may not, in its sole discretion, credit interest with respect to any Excess Amounts if payment is deferred.


                                      ARTICLE VI

                              GENERAL BENEFIT PROVISIONS

          6.1 NO TRUST. No action under this Plan by the Company, its Board or the Committee shall be construed as creating a trust, escrow or other secured or segregated fund in favor of the Participant or any other persons otherwise entitled to his Award. The status of the Participant and any other person entitled to his Award with respect to any liabilities assumed by the Company or any Subsidiary hereunder shall be solely those of unsecured creditors of the Company or such Subsidiary. Any asset acquired or held by the Company or any Subsidiary in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund for the benefit of the Participant or any other person entitled to his Award or to be security for the performance of the obligations of the Company or any Subsidiary, but shall be, and remain, a general, unpledged, unrestricted asset of the Company or such Subsidiary at all times subject to the claims of general creditors of the Company.

          6.2 WITHHOLDING FOR INCOME AND EMPLOYMENT TAXES. Since all amounts to be paid under the Plan to a Participant are to be considered as compensation paid for services rendered by the Participant, the Company shall comply with all federal and state laws and regulations respecting the withholding, deposit and payment of any income, employment or other taxes relating to any payments made under this Plan, and all Awards shall be subject to and reduced by the amount of such taxes.

          6.3 NO INTEREST ON AWARDS. Unless determined by the Committee under Section 5.4 hereof, all Awards to be paid hereunder will be paid without interest or investment earnings of any kind whatsoever.

          6.4 PAYMENTS BY THE COMPANY OR SUBSIDIARY. The payments required to fund the cost of the Awards provided by the Plan shall be made solely by the Company or any Subsidiary whose Key Associates are participating in the Plan.

          6.5 PAYMENT IN EVENT OF DEATH. In the event of the death of a Participant, the Participant's Award, if earned as provided in Section 5.2 above, shall be paid to the Beneficiary designated by the Participant on a form provided by the Committee, who is (i) an individual or a trust established for the benefit of an individual, and (ii) living on the date of the Participant's death, and if there is no Beneficiary then living, the benefit will be paid to the estate of the Participant and payment shall be made in a single lump sum. While a Participant is employed by the Employer, the Participant may change his Beneficiary by delivering to the Committee a properly executed form designating a new Beneficiary.

          6.6 RESTRICTION ON ALIENATION OF AWARDS. No right or benefit under this Plan or under any Award shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

          6.7 EXPENSES. All expenses and costs in connection with adoption and administration of the Plan shall be borne by the Company.

          6.8 NO PRIOR RIGHT OR OFFER. No Key Associate shall have any contractual or other right to participate in the Plan until he is selected for participation by the Committee. No Award to any Participant in any Year shall be deemed to create a right to receive any Award or to participate in the Plan in any subsequent Year.

          6.9 NO CONTINUED EMPLOYMENT. Neither the establishment of the Plan nor the grant of an Award under the Plan shall be deemed to constitute an express or implied contract of employment of any Participant for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any Key Associate at any time.

          6.10 NO VESTED RIGHTS. Except as expressly provided herein, no Key Associate or any other person shall have any claim or right (legal, equitable, or otherwise) to any Award, allocation or distribution of any right, title or vested interest in any amounts, and no officer or employee of the Company or any Subsidiary or any other person shall have any authority to make representations or agreements to the contrary.

          6.11 NO PART OF OTHER BENEFITS. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company or any Subsidiary to its Key Associates. The Company assumes and shall have no obligation to Participants except as expressly provided in the Plan. This Plan is a complete statement of the terms and conditions of the Plan.

          6.12 OTHER PLANS. Nothing contained herein shall limit the Company's power to grant other bonuses to Key Associates regardless of their participation in the Plan.

                                     ARTICLE VII

                         PROVISIONS RELATING TO PARTICIPANTS

          7.1 INFORMATION REQUIRED OF PARTICIPANTS. Payment of Awards shall be made as provided in this Plan and no formal claim shall be required therefor.

          7.2 BENEFITS PAYABLE TO INCOMPETENTS. Any benefits payable hereunder to a minor or other person under legal disability may be made, at the discretion of the Committee, (i) directly to such person, or (ii) to a parent, spouse, relative by blood or marriage, or the legal representative of such person. The Committee shall not be required to see to the application of any such payment, and the payee's receipt shall be a full and final discharge of the Committee's responsibility hereunder.


                                     ARTICLE VIII

                                    ADMINISTRATION

          8.1 THE COMMITTEE SHALL ADMINISTER THE PLAN. A member of the Committee may not be eligible to become a Participant in the Plan. The Committee shall have the power where consistent with the general purpose and intent of the Plan to (i) establish Targets, (ii) modify the requirements of the Plan to conform with the law or to meet special circumstances not anticipated or covered in the Plan, (iii) suspend or discontinue the Plan, (iv) establish policies and (v) adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the Plan. The Committee shall have the authority to interpret and construe the Plan, and determine all questions arising under the Plan in its sole discretion. Any interpretation, decision or determination made by the Committee shall be final, binding and conclusive. A majority of the Committee shall constitute a quorum, and an act of the majority of the members present at any meeting at which a quorum is present shall be the act of the Committee.

          8.2 CLAIMS PROCEDURE. The Committee shall in its sole discretion make all determinations as to the right of any person to benefits under the Plan. If any request for a benefit is wholly or partially denied, the Committee shall notify the person requesting the benefits, in writing, of such denial, including in such notification the following information:

                 (a)     the specific reason or reasons for such denial;

                 (b) the specific references to the pertinent Plan provisions upon which the denial is based;

                 (c) a description of any additional material and information which may be needed to clarify the request, including an explanation of why such information is required; and

                 (d) an examination of this Plan's review procedure with respect to denial of benefits.

          8.3 REVIEW PROCEDURE. Any Participant or Beneficiary whose claim has been denied in accordance with Section 8.2 above may appeal to the Committee for review of such denial by making a written request therefor within 60 days of receipt of the notification of such denial. Such Participant or Beneficiary may examine documents pertinent to the review and may submit to the Committee written issues and comments. Within 60 days after receipt of the request for review, the Committee shall communicate to the claimant, in writing, its decision, and the communication shall set forth the reason or reasons for the decision and specific references to those Plan provisions upon which the decision is based.

          8.4 RECORDS AND REPORTS. The Committee shall exercise such authority and responsibility as it deems appropriate in order to comply with governmental laws and regulations.

          8.5 RULES AND DECISIONS. The Committee may adopt such rules as it deems necessary, desirable, or appropriate. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant, the Employer, the accountants of the Company or the legal counsel of the Company.


                                      ARTICLE IX

                              AMENDMENT AND TERMINATION

          9.1 RIGHT TO AMEND PLAN. The Plan may be amended by the Committee from time to time in any respect whatsoever. Any amendments may be made retroactively which in the judgment of the Committee are necessary or advisable.

          9.2 RIGHT TO TERMINATE PLAN. The Committee expressly reserves the right to terminate this Plan in whole or in part at any time. The Company shall determine a proposed date of termination, and the Committee shall notify the Participants.


                                      ARTICLE X

                               MISCELLANEOUS PROVISIONS

          10.1 ARTICLES AND SECTION TITLES AND HEADINGS. The titles and headings at the beginning of each Article and Section shall not be considered in construing the meaning of any provisions in this Plan.

          10.2 LAWS OF OKLAHOMA TO GOVERN. The provisions of this Plan shall be construed, administered and enforced according to the laws of the State of Oklahoma.

          10.3 EFFECTIVE DATE OF PLAN; SHAREHOLDER APPROVAL. This Plan shall be effective as of the Effective Date subject to approval by the holders of a majority of the Company's common stock having voting power in person or represented by proxy at the 1999 annual meeting of shareholders.